Exhibit 99.1

Release date:

November 18, 2004

TULLY’S COFFEE HOLDS ANNUAL

SHAREHOLDERS MEETING

SEATTLE – Today, Tully’s Coffee Corporation (Tully’s) convened its fiscal 2004 shareholders meeting at The Museum of Flight in Seattle. The company presented information regarding its operating results for the fiscal year which ended March 28, 2004. Tully’s management noted that the company had achieved three “break-out” objectives for the year: 1) positive earnings before interest, taxes, depreciation and amortization of $1,741,000, 2) positive comparable store sales increases of 3.0 percent, and 3) positive cashflow from operations of $1,287,000.

Shareholders were introduced to Tully’s new President and Chief Operating Officer, John Dresel, and the two new nominees for election to the board of directors, Mr. Greg Hubert and Ms. Kathi Jones. The company also provided an explanation regarding the proposal to amend the articles of incorporation to increase the number of authorized shares of its Series A Preferred stock. Tom T. O’Keefe, founder of Tully’s Coffee and chairman of the board of directors, and company management addressed shareholder questions following the business presentation.

The company reported that the collection of shareholder votes had been slower than expected, and that additional time was required to reach a quorum on the proposals to shareholders. The meeting was adjourned and will resume for completion of shareholder voting at 8 a.m. on Thursday, December 9, 2004 at the Tully’s Coffee corporate headquarters, located in Seattle at 3100 Airport Way South.

“After this election season, we all realize that the voting process can take some time,” said O’Keefe. “Although all four shareholder proposals have received the support of over 90 percent of the shares cast so far, we need to provide some additional time for the receipt of sufficient total votes to satisfy the quorum requirements.”

“It is important that we complete the shareholder voting, and we strongly encourage all of our shareholders to return their completed proxy forms as soon as possible,” said Kristopher Galvin, CFO and secretary of the company. “This will save the company from extra expense and provides our shareholders the opportunity to express their views.”

Shareholders who did not receive the proxy materials and annual report sent in late October, in connection with the annual shareholders meeting, are encouraged to contact the Tully’s Coffee Investor Relations Department at (206) 233-2070 ext. 2907.

Founded in 1992, Tully’s Coffee Corporation is a leading specialty coffee retailer, wholesaler and roaster. Tully’s retail division operates specialty retail stores in Washington, Oregon, California, and Idaho, serving premium coffees from around the world, along with other complementary products. The wholesale division distributes Tully’s fine coffees and related products through offices, food service outlets and leading supermarkets throughout the West. Tully’s specialty division supports Tully’s licensees in Asia and the United States. Tully’s corporate headquarters and roasting plant are located in Seattle at 3100 Airport Way South. For more information, call (800) 96-Tully or visit the Web site at www.tullys.com.

Statements made in this release concerning the company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2004 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2004.

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Media contacts:	Jason Hamilton / Louie Richmond
Richmond Public Relations
Tel: (206) 682-6979
Cell: (206) 595-2593
jasonh@richmondpr.com

Supplemental information

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a financial measurement we use to measure our operating performance, excluding the effects of financing costs, income taxes, and non-cash depreciation and amortization. We view EBITDA as a key indicator of our operating business performance, and EBITDA is the primary determinant in the computation of management incentive compensation. The following information should be read in conjunction with the consolidated financial statements and other information included in Tully’s Annual Report on Form 10-K.

The following table sets forth, for the periods indicated, the computation of EBITDA and reconciliation to the reported amounts for net loss (dollars in thousands):

Earnings (loss) before interest, taxes, depreciation and amortization is computed as follows:

	Fiscal Years Ended
	March 28, 2004	March 30, 2003	March 31, 2002
Net Loss	$(2,669)	$(9,904)	$(11,152)
Add back cumulative effect of change in accounting for goodwill	—	3,018	—
Loss before cumulative effect of change in accounting for goodwill	(2,669)	(6,886)	(11,152)

Add back amounts for computation of EBITDA
Interest income, interest expense, and loan guarantee fees	760	721	904
Income taxes	43	25	6
Depreciation and amortization	3,607	3,894	4,600

Earnings (loss) before interest, taxes, depreciation and amortization	$1,741	$(2,246)	$(5,642)